Exhibit 5

[BLANK ROME LLP LETTERHEAD]

August 31, 2007

The Providence Service Corporation

5524 East Fourth Street

Tucson, Arizona 85711

Gentlemen and Ladies:

We have acted as counsel to The Providence Service Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $1,000,000 in aggregate value of unsecured deferred obligations of the Company (“Obligations”) under the Company’s Deferred Compensation Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (ii) the resolutions adopted by the Board of Directors related to the Plan; (iii) the Registration Statement (including all exhibits thereto) and (iv) the Plan. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.

We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the general corporation laws of the State of Delaware.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Obligations offered pursuant to the Registration Statement, when issued by the Company in the manner contemplated by the Plan, will be binding obligations of the Company.

This opinion is subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) the effect of applicable law and court decisions which may now or hereafter limit or render unenforceable certain rights or remedies of any person or entity.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP